Exhibit 10.4

[FORM]
CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (the “Agreement”) is made and entered into as of this ___ day of _____________, 2014, by and between First Northwest Bancorp (the “Company”) and its wholly-owned subsidiary, First Federal Savings and Loan Association of Port Angeles (“First Federal”), and ______________________[Name of Employee] (the “Employee”).

WHEREAS, the Employee is currently serving in the position of _______________________________ [Title of Employee];

WHEREAS, the board of directors of the Company and the board of directors of First Federal (collectively, the “Board of Directors”, and separately the "Company Board of Directors" and the "First Federal Board of Directors", respectively) recognize the possibility of a change in control of the Company or First Federal may occur and that such possibility, and the uncertainty and questions which may arise among management, may result in the departure or distraction of key management to the detriment of the Company, First Federal and their respective shareholders;

WHEREAS, the Board believes it is in the best interests of the Company and First Federal to enter into this Agreement with the Employee in order to assure continuity of management of First Federal and to reinforce and encourage the continued attention and dedication of the Employee to the Employee's assigned duties without distraction in the face of potentially disruptive circumstances arising from the possibility of a change in control of the Company and/or First Federal, although no such change is now contemplated; and

WHEREAS, the Board of Directors has approved and authorized the execution of this Agreement with the Employee.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein, it is AGREED as follows:

1. Definitions.

“Change in Control” means (1) an offeror other than the Company (as defined below) purchases shares of stock of the Company or First Federal pursuant to a tender or exchange offer for such shares; (2) an event of a nature that results in the acquisition of control of the Company or First Federal within the meaning of the Savings and Loan Holding Company Act under 12 U.S.C. Section 1467a and 12 C.F.R. Part 238 (or any successor statute or regulation) or requires the filing of a change of control notice with the Federal Reserve Board (“Federal Reserve”) or the Federal Deposit Insurance Corporation (“FDIC”); (3) any person (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (“Exchange Act”)) that is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of the Company or First Federal representing 25% or more of the combined voting power of the Company's or First Federal's outstanding securities; (4) individuals who are members of the Company Board of Directors immediately following the Commencement Date or who are members of the First Federal Board of Directors immediately following the Commencement Date (in each case, the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequently whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company's or First Federal’s stockholders was approved by the nominating committee serving under an Incumbent Board, shall be considered a member of the Incumbent Board; or (5) consummation of a plan of reorganization, merger, acquisition, consolidation, sale of all or substantially all of the assets of the Company or a similar transaction in which the Company is not the resulting entity, provided that the term

“Change in Control” shall not include an acquisition of securities by an employee benefit plan of First Federal or the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means a committee of the Board of Directors which has been delegated authority to act on such matters by the Board of Directors.

“Company” means First Northwest Bancorp.

“Commencement Date” means ________________.

“Consolidated Subsidiaries” means any subsidiary or subsidiaries of the Company (or its successors) that are part of the affiliated group (as defined in Code Section 1504) without regard to subsection (b) thereof), specifically including First Federal.

“Date of Termination” means the date upon which the Employee experiences a Separation from Service, or the date a succession becomes effective under Section 5(a).

“Involuntary Termination” means the Employee’s Separation from Service (i) by either the Company or First Federal or both without the Employee’s express written consent; or (ii) by the Employee for "good reason": "Good reason" means any of the following actions unless consented to in writing by the Employee: (1) a requirement that the Employee be based at any place other than Port Angeles, Washington, or within a radius of 35 miles from the location of First Federal's administrative offices as of the Commencement Date, except for reasonable travel on Company or First Federal business; (2) a material demotion of the Employee; (3) a material reduction in the number or seniority of personnel reporting to the Employee, other than as part of a Company-wide or First Federal-wide reduction in staff; (4) a twenty percent (20%) or more reduction in the Employee's then base salary, other than as part of an overall program applied uniformly and with equitable effect to all members of the senior management of First Federal or the Company; (5) a material permanent increase in the required hours of work or the workload of the Employee; or (6) the failure of the First Federal Board of Directors to elect the Employee as ________________ of First Federal (or a successor of First Federal) or any action by the First Federal Board of Directors (or its successors) removing the Employee from such office. The term “Involuntary Termination” does not include Termination for Cause, Separation from Service due to death or disability, retirement, voluntary termination except as provided herein or suspension or temporary or permanent prohibition from participation in the conduct of First Federal's affairs under Section 8 of the Federal Deposit Insurance Act (“FDIA”). [Note: Termination From Board is not an Involuntary Termination under this Agreement, in contrast to employment agreement].

“Restriction Period” shall mean the one-year period commencing on the date of the Employee’s Date of Termination.

“Restrictive Covenants” shall mean the covenants and restrictions described in Section 4.

“Section 409A” shall mean Section 409A of the Code and the regulations and guidance of general applicability issued thereunder.

“Separation from Service” shall have the same meaning as in Section 409A, provided that for purposes of determining whether the Employee is entitled to benefits hereunder, there must be a complete cessation of services to First Federal, the Company and all Consolidated Subsidiaries.

“Termination for Cause” and “Terminated For Cause” mean Employee’s Separation from Service with either the Company or First Federal or both, because of the Employee's personal dishonesty, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, acting or failing to act in a manner that adversely affects First Federal or the Company, including but not limited to increasing adverse regulatory or reputational risk, or (except as provided below) material breach of any provision of this Agreement. No act or failure to act by the Employee shall be considered willful unless the Employee acted or failed to act with an absence of good faith and without a reasonable belief that the Employee’s action or failure to act was in the best interest of First Federal. The Employee shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to the Employee a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors at a meeting of the Board of Directors duly called and held for such purpose, stating that in the good faith opinion of the Board of Directors the Employee has engaged in conduct described herein and specifying the particulars thereof in detail.

2. Term. The term of this Agreement shall be a period of three years commencing on the Commencement Date, subject to earlier termination as provided herein. Beginning on the first anniversary of the Commencement Date, and on each anniversary thereafter, the term of this Agreement shall be extended for a period of one year in addition to the then-remaining term, provided that: (i) neither the Employee, nor the Company or First Federal, has given notice to the other in writing at least 90 days prior to such anniversary that the term of this Agreement shall not be extended further; and (ii) prior to such anniversary, the Board of Directors or the Committee explicitly reviews and approves the extension. Reference herein to the term of this Agreement shall refer to both such initial term and such extended terms.

3. Severance Benefits.

(a)    In General. In the event the Employee experiences an Involuntary Termination during the period commencing on the 6-month anniversary preceding the effective time of a Change in Control, and ending on the second anniversary of the effective time of such Change in Control, the Company and First Federal jointly shall: (i) pay to the Employee in a lump sum in cash within 25 business days after the Date of Termination an amount equal to ______ [include appropriate multiple] times the average of Employee's five prior years’ annual base salary, and (ii) provide to the Employee over the one-year period commencing on the Employee’s Date of Termination (the “One-Year Period”) substantially the same group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance (if any) for the benefit of the Employee and the Employee’s dependents and beneficiaries who would have been eligible for such benefits if the Employee had not suffered Involuntary Termination, on terms substantially as favorable to the Employee, including amounts of coverage and deductibles and other costs to him or her (i.e., the Employee’s share of premiums, deductibles and co-pays, all as in effect on the Date of Termination), as if the Employee had not suffered Involuntary Termination. To the extent payments under this Paragraph 3(a) are subject to Section 409A, Section 13 shall apply. No payment shall be made under this Paragraph 3(a) unless the Employees timely executes a release substantially in the form attached as Exhibit A hereto by the time provided for in the release or 60 days after the Employee's Separation from Service, whichever is earlier.

(b)    Reductions of Benefits. Notwithstanding any other provision of this Agreement, if payments and the value of benefits received or to be received under this Agreement, together with any other amounts and the value of benefits received or to be received by the Employee, would cause any amount to be nondeductible for federal income tax purposes pursuant to or by reason of Code Section 280G, then payments and benefits under this Agreement shall be reduced (not less than zero) to the extent necessary so as to maximize amounts and the value of benefits to be received by the Employee without causing any amount to become nondeductible pursuant to or by reason of Code Section 280G. The Employee shall determine the allocation of such reduction among payments and benefits to the Employee.

(c)     No Duty to Mitigate; Not a Contract of Employment. The Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by the Employee as the result of employment by another employer, by retirement benefits after the Date of Termination or otherwise (except as otherwise provided herein). This Agreement does not constitute a contract of employment or impose on the Company or First Federal any obligation to retain the Employee, to change the status of the Employee's employment, or to change the Company's or First Federal's policies regarding termination of employment.

(d)    Temporary Suspension or Prohibition. If the Employee is suspended and/or temporarily prohibited from participating in the conduct of First Federal's affairs by a notice served under Section 8(e)(3) or (g)(1) of the FDIA, 12 U.S.C. Section 1818(e)(3) and (g)(1), or pursuant to Section 32.16.090 of the Revised Code of Washington (“R.C.W.”), First Federal's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, First Federal may in its discretion (i) pay the Employee all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate in whole or in part any of its obligations which were suspended.

(e)    Permanent Suspension or Prohibition. If the Employee is removed and/or permanently prohibited from participating in the conduct of First Federal's affairs by an order issued under Section 8(e)(4) or (g)(1) of the FDIA, 12 U.S.C. Section 1818(e)(4) and (g)(1), or pursuant to R.C.W. 32.16.090, all obligations of First Federal under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(f)    Default of First Federal. If First Federal is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the contracting parties.

(g)    Termination by Regulators. All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of First Federal: (i) at the time the FDIC enters into an agreement to provide assistance to or on behalf of First Federal under the authority contained in Section 13(c) of the FDIA; or (ii) by the FDIC or the Federal Reserve, at the time either agency approves a supervisory merger to resolve problems related to operation of First Federal or the Company, respectively. Any rights of the parties that have already vested, however, shall not be affected by any such action.

(h)    Further Reductions. Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

4. Restrictive Covenants. As a condition to receiving the severance benefits provided hereunder, the following requirements must be satisfied:

(a)    Loyalty. The Employee shall devote the Employee’s full time and best efforts to the performance of the Employee’s employment under this Agreement. During the term of this Agreement, the Employee shall not, at any time or place, either directly or indirectly, engage in any business or activity in competition with the business affairs or interests of the Company or First Federal or be a director, officer or executive of or consultant to any bank, savings bank, savings and loan association, credit union or similar financial institution or holding company of any such entity. "Directly or indirectly engaging in any business or activity in competition with the business affairs or interests of the Company or First Federal" shall include (but not be limited to) engaging in business as owner, partner, agent or employee of any person, firm or corporation engaged in such business individually or as beneficiary by interest in any partnership, corporation or other business entity or in being interested directly or indirectly in any such business conducted by any person, firm or corporation. The preceding sentence shall not apply with respect to the mere ownership by the Employee of less than one percent of a publicly traded entity.

(b)    Noncompetition. During the Restriction Period, the Employee shall not be a director, officer or employee of or consultant to any bank, savings bank, savings and loan association, credit union or similar financial institution or holding company of any such entity in any county in which First Federal or any other affiliate of First Federal operates a full service branch office or lending center on the date of termination of this Agreement.

(c)    Exception. Nothing in Paragraphs 4(a) and 4(b) shall limit the right of the Employee to invest in the capital stock or other securities of any business dissimilar from that of Company or First Federal, or solely as a passive investor in any business.

(d)    Nonsolicitation of Customers
. During the Restriction Period, the Employee shall not solicit any Customers for services or products then provided by the Company, First Federal or the Consolidated Subsidiaries. For purpose of this Section, “Customers” are defined as (1) all customers serviced by the Company, First Federal, or any of the Consolidated Subsidiaries as of the Employee’s Date of Termination, (2) all potential customers whom the Company, First Federal or any of the Consolidated Subsidiaries actively solicited at any time during the 12-month period ending on the Employee’s Date of Termination, and (3) all successors, owners, directors, partners and management personnel of the Customers described in (1) or (2).
(e)    Nonraiding of Employees. The Employee recognizes that the workforce of the Company and First Federal is a vital part of their businesses; therefore, during the Restriction Period, the Employee shall not directly or indirectly recruit or solicit any Employee (as defined below) to leave his or her employment with the Company, First Federal or any of the Consolidated Subsidiaries. Without limiting the foregoing, this includes that the Employee shall not (1) disclose to any third party the names, backgrounds, or qualifications of any of the Employees or otherwise identify them as potential candidates for employment, or (2) personally or through any other person approach, recruit, interview or otherwise solicit Employees to work for any other employer. For purposes of this Section, “Employees” means all employees working for the Company, First Federal or any of the Consolidated Subsidiaries at the time of the Employee’s Date of Termination.
(f)    Nondisclosure. In the course of employment, the Employee may have access to confidential information and trade secrets relating to the business of First Federal or the Company. Except as required in the course of employment by First Federal, the Employee shall not, without the prior written consent of the Board of Directors, directly or indirectly before or after termination of this agreement, disclose to anyone any confidential information relating to First Federal, the Company or any financial information, trade secrets or “know-how” that is germane to First Federal's or the Company's business and operations. The Employee recognizes and acknowledges that any financial information concerning any of the customers of First Federal, the Company or any affiliated entity, as may exist from time to time, is strictly confidential and is a valuable, special and unique asset of their businesses. The Employee shall not, either before or after termination of this Agreement, disclose to anyone said financial information, or any part thereof, for any reason or purposes whatsoever.

(g)    Non-Defamation. The Employee shall not, during the course of the Employee's employment with the Company or First Federal, nor at any time thereafter, directly or indirectly, in public or private, in any manner or in any medium whatsoever, deprecate, impugn or otherwise make any comments, writings, remarks or other expressions that would, or could be construed to, defame the Company, First Federal or either of their reputations. Nor shall the Employee assist any other person, firm or company in so doing.

(h)    Sanctions; Remedial Actions.

(1)    Cessation of Remaining Payments and Compensation; Right to Recover Previous Payments. In the event any of the Restrictive Covenants are violated, any remaining payments or compensation, of any nature, due to the Employee under Section 3 shall immediately cease, and the Company or First Federal shall have the right to recover, at any time and in its sole discretion, all payments and other compensation (of whatever nature) paid to the Employee (or the equivalent value thereof, in the case of insurance or other non-monetary payments) after such violation occurred.
(2)    Injunctive Relief. The Employee acknowledges that it is impossible to measure in money the damages that will accrue to the Company and First Federal if the Employee fails to observe and comply with the Restrictive Covenants; therefore, the Restrictive Covenants may be enforced by an action at law for damages and by an injunction or other equitable remedies to prohibit the restricted activity. The Employee hereby waives the claim or defense that an adequate remedy at law is available to the Company and First Federal. Nothing set forth herein shall prohibit the Company and First Federal from pursuing all remedies available to them.
(i)    Reasonableness. The parties agree that this Agreement in its entirety, and in particular the Restrictive Covenants, are reasonable both as to time and scope. The parties additionally agree (1) that the Restrictive Covenants are necessary for the protection of the Company and First Federal's business and goodwill; (2) that the Restrictive Covenants are not any greater than are reasonably necessary to secure the Company and First Federal's business and goodwill; and (3) that the degree of injury to the public due to the loss of the service and skill of the Employee or the restrictions placed upon the Employee’s opportunity to make a living with the Employee’s skills upon enforcement of said restraints, does not and will not warrant non-enforcement of said restraints. The parties agree that if the scope of the Restrictive Covenants is adjudged too broad to be capable of enforcement, then the parties authorize said court or arbitrator to narrow the Restrictive Covenants so as to make them capable of enforcement, given all relevant circumstances, and to enforce the same.
(j)    Survival. This Section 4 shall survive the termination of this Agreement.
5. No Assignments.

(a)    This Agreement is personal to each of the parties hereto, and no party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other parties; provided, however, that the Company and First Federal shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) by an assumption agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company and/or First Federal would be required to perform it, if no such succession or assignment had taken place. Failure to obtain such an assumption agreement prior to the effectiveness of any such succession or assignment shall be a breach of this Agreement and shall entitle the Employee to compensation and benefits from the Company and First Federal in the same amount and on the same terms as the compensation pursuant to Section 3 of this Agreement. For purposes of implementing the provisions of this Section 5(a), the date on which any such succession becomes effective shall be deemed the Date of Termination.

(b)    This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, to the Company and First Federal at their home offices, to the attention of the Board of Directors with a copy to the Secretary of the Company and the Secretary of First Federal, or, if to the Employee, to such home or other address as the Employee has most recently provided in writing to the Company or First Federal.

7. Amendments. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

8. Headings. The headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

9. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

10. Governing Law. This Agreement shall be governed by the laws of the State of Washington.

11. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Notwithstanding the foregoing, the Company, First Federal or both may resort to the Superior Court of Clallam County, Washington for injunctive and such other relief as may be available in the event that the Employee engages in conduct, after termination of the Agreement that amounts to a violation of section 4 hereof or violation of the Washington Trade Secrets Act or amounts to unlawful interference with the business expectancies of the Company or First Federal.

12. Knowing and Voluntary Agreement. Employee represents and agrees that the Employee has read this Agreement, understands its terms, and that the Employee has the right to consult counsel of choice and has either done so or knowingly waives the right to do so. Employee also represents that the Employee has had ample time to read and understand the Agreement before executing it and that the Employee enters into this Agreement without duress or coercion from any source.

13. Compliance with Section 409A.

(a)    The Company, First Federal and the Employee agree that, notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and operated so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Section 409A or shall comply with the requirements of such provision. The Employee hereby acknowledges that they have been advised to seek and has sought the advice of a tax advisor with respect to the tax consequences to the Employee of all payments pursuant to this Agreement, including any adverse tax consequences or penalty taxes under Section 409A and applicable State tax law. The Employee hereby agrees to bear the entire risk of any such adverse federal and State tax consequences and penalty taxes in the event any payment pursuant to this Agreement is deemed to be subject to Section 409A, that no representations have been made to the Employee relating to the tax treatment of any payment pursuant to this Agreement under Section 409A and the corresponding provisions of any applicable State income tax laws, and that in no event shall First Federal, the Company nor any affiliate thereof be liable to the Employee for or with respect to any taxes, penalties or interest which may be imposed upon the Employee pursuant to Section 409A.

(b)    If, on the date of the Employee's Separation from Service, the Employee is a “specified employee,” as defined in Section 409A, and if any payments or benefits under this Agreement payable upon the Employee's Separation from Service will result in additional tax or interest to the Employee because of Section 409A, then despite any provision of this Agreement to the contrary the Employee will not be entitled to the payments or benefits until the earlier of (1) the date that is six months and one day after Employee's Separation from Service for reasons other than the Employee's death, and (2) the date of the Employee's death. After the end of the period during which payments or benefits are delayed under this provision, the entire amount of the delayed payments and benefits shall be paid to the Employee in a single lump sum, without interest.

(c)    If an amount payable hereunder that is subject to Section 409A is conditioned upon the Employee's signing a release, and the period of time during which the Employee may sign the release spans two taxable years of the Employee, then the portion of such amount that may be paid during either of such years (depending on when the release is signed) shall be paid in the second year.

15. Obligations Joint and Several; No Duplicative Benefits. The obligations to the Employee under this Agreement are joint and several between the Company and First Federal. Nothing, however, shall entitle the Employee to duplicative benefits on account of this joint and several liability.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

Attest:	FIRST NORTHWEST BANCORP

_________, Secretary                    By: _____________________________________
Its: _____________________________________

Attest:	FIRST FEDERAL SAVINGS AND LOAN

ASSOCIATION OF PORT ANGELES

_________, Secretary                    By:_____________________________________
Its: _____________________________________

EMPLOYEE

EXHIBIT A
General Release

This General Release, dated as of ____________, 201_, is delivered by _______________ (the “Employee”) to and for the benefit of the Released Parties (as defined below). The Employee acknowledges that this General Release is being executed in accordance with the Change in Control Severance Agreement dated _________, 2014 (the “Agreement”).

1.    General Release.

a.    The Employee, for himself and for the Employee’s heirs, dependents, assigns, agents, executors, administrators, trustees and legal representatives (collectively, the “Releasors”) hereby forever releases, waives and discharges the Released Parties (as defined below) from each and every claim, demand, cause of action, fee, liability or right of any sort (based upon legal or equitable theory, whether contractual, common-law, statutory, federal, state, local or otherwise), known or unknown, which Releasors ever had, now have, or hereafter may have against the Released Parties by reason of any actual or alleged act, omission, transaction, practice, policy, procedure, conduct, occurrence, or other matter, at any time up to and including the Effective Date (as defined below), including without limitation, those in connection with, or in any way related to or arising out of, the Employee’s employment or termination of employment or any other agreement, understanding, relationship, arrangement, act, omission or occurrence, with the Released Parties.

b.    Without limiting the generality of the previous paragraph, this General Release is intended to and shall release the Released Parties from any and all claims, whether known or unknown, which Releasors ever had, now have, or may hereafter have against the Released Parties including, but not limited to: (1) any claim of discrimination or retaliation under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Released Parties subject to the terms and conditions of such plan and applicable law), the Family and Medical Leave Act, the Reconstruction Era Civil Rights Act, and the Rehabilitation Act of 1973; (2) any other claim (whether based on federal, state or local law or ordinance, statutory or decisional) relating to or arising out of the Employee’s employment, the terms and conditions of such employment, the termination of such employment and/or any of the events relating directly or indirectly to or surrounding the termination of such employment, including, but not limited to, breach of contract (express or implied), tort, wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; (3) any claim relating to or arising from a violation of Section 409A of the Internal Revenue Code of 1986, as amended; and (4) any claim for attorney’s fees, costs, disbursements and the like.

c.    The foregoing release does not in any way affect: (1) the Employee’s rights of indemnification to which the Employee was entitled immediately prior to the Resignation Date (as an employee or director of any of the Released Parties); (2) any rights the Employee may have as a stockholder of the Employer; (3) the Employee’s vested rights under any tax-qualified retirement plan, nonqualified deferred compensation plan or stock compensation plan maintained by a Released Party; (4) any right the Employee may have to obtain contribution in the event of an entry of judgment against the Employee as a result of any act or failure to act for which the Employee and any of the Released Parties are jointly responsible; and (5) the right of the Employee to take whatever steps may be necessary to enforce the terms of the Agreement.

d.    For purposes of this General Release, the “Released Parties” means First Northwest Bancorp, First Federal Savings and Loan Association of Port Angeles, all current and former parents, subsidiaries, related companies, partnerships, joint ventures and employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and, with respect to each of them, their predecessors and successors, and, with respect to each such entity, all of its past, present, and future employees, officers, directors, members, stockholders, owners, representatives, assigns, attorneys, agents, insurers, and any other person acting by, through, under or in concert with any of the persons or entities listed in this paragraph, and their successors (whether acting as agents for such entities or in their individual capacities).

2.    No Existing Suit. The Employee represents and warrants that, as of the Effective Date (as defined below), the Employee has not filed or commenced any suit, claim, charge, complaint, action, arbitration, or legal proceeding of any kind against of the Released Parties.

3.    Knowing and Voluntary Waiver. By signing this General Release, the Employee expressly acknowledges and agrees that: (a) the Employee has carefully read it and fully understands what it means; (b) the Employee has discussed this General Release with an attorney of the Employee’s choosing before signing it; (c) the Employee has been given at least 21 calendar days to consider this General Release; (d) the Employee has agreed to this General Release knowingly and voluntarily and was not subjected to any undue influence or duress; (e) the consideration provided him or her under Agreement is sufficient to support the releases provided by him or her under this General Release; (f) the Employee may revoke the Employee’s execution of this General Release within seven days after the Employee signs it by sending written notice of revocation as set forth below; and (g) on the eighth day after the Employee executes this General Release (the “Effective Date”), this General Release becomes effective and enforceable, provided that the Employee does not revoke it during the revocation period. Any revocation of the Employee’s execution of this General Release must be submitted, in writing, to First Federal Savings and Loan Association of Port Angeles, at its main office, to the attention of the Chairman of the Board, stating “I hereby revoke my execution of the General Release.” The revocation must be personally delivered to the Chairman of the Board of First Federal Savings and Loan Association of Port Angeles or mailed to the Chairman of the Board of First Federal Savings and Loan Association of Port Angeles and postmarked within seven days of the Employee’s execution of this General Release. If the last day of the revocation period is a Saturday, Sunday or legal holiday, then the revocation period will be extended to the following day which is not a Saturday, Sunday or legal holiday. The Employee agrees that if the Employee does not execute this General Release or, in the event of revocation, the Employee will not be entitled to receive any of the payments or benefits under Section 3 of the Agreement. The Employee must execute this General Release on or before the date that is 21 days after the effective date of the Employee’s termination of employment.

This General Release is final and binding and may not be changed or modified, except as provided in a signed and dated agreement in writing between the Employee and First Federal Savings and Loan Association of Port Angeles.

EMPLOYEE

Date: __________________                ______________________